Exhibit 99.1

FOR IMMEDIATE RELEASE

LIVE NATION REPORTS SECOND QUARTER 2009 RESULTS

- Strong concert line-up and innovative ‘No Service Fee’ promotions drove deferred revenue to a record

$894 million at the end of the second quarter, up 14% year over year -

- Ancillary revenue per attendee at core North American Music amphitheaters increased 4% -

- LiveNation.com network ranked 7th most-visited music website -

LOS ANGELES – August 6, 2009 – Live Nation (NYSE: LYV) released financial results for the three months ended June 30, 2009 today.

“During the first six months of 2009, we sold 16.3 million tickets which exceeded our plan by more than one million tickets,” said Michael Rapino, President and Chief Executive Officer of Live Nation. “Highlighting the underlying strength of our business, our ticket sales going into the peak summer concert season surged, as reflected in our record level of deferred revenue. We are putting fans in seats as a result of our strong concert line-up and our value priced promotions. Our ‘No Service Fee’ promotions have been a huge success, generating nearly 500,000 ticket sales in the second quarter, with most of the benefits expected to play out in the third quarter. These promotions are highly effective for Live Nation as they are increasing awareness around our concert season. We believe that any reduction in margin that we sacrifice on the ticket purchase will be more than made up for in incremental ticket sales and additional on-site spending. We have now proven that we can motivate the casual fan to come to concerts, thereby growing our core business and reducing our historic 40% unsold inventory levels.”

“The year-over-year variation in our North American Music financial results during the quarter was in line with our internal expectations as we move toward what we expect will be a strong third quarter concert season,” Rapino continued. “We had never planned on exceeding our record results from 2008 in North American Music, but instead planned to grow our overall adjusted operating income through robust International growth. Our North American strategy was centered on increasing profits per show through cost management and incremental ticket sales on reduced show counts in 2009 in an effort to reduce our capital risk profile. We believe that the combination of these trends point to a robust third quarter and support our positive outlook for 2009, continuing our trend of annual adjusted operating income growth in order to increase free cash and reduce long-term debt.”

Highlights:

•	Reported revenue of $1.1 billion reflects a decline of $86.3 million due to foreign currency exchange movements. Revenue on a constant currency basis was up 2% over the prior year.

•	International Music continued to show strength with increased margins in the second quarter driven by higher promotion activity and improved festival results.

•	Deferred revenue as of June 30, 2009 was $894.1 million as compared to a balance of $782.3 million as of June 30, 2008.

•	Through our Ticketing segment, we have sold 7.6 million tickets globally since the beginning of 2009, including 4.3 million tickets sold in the second quarter of 2009.

•	Successfully launched our “No Service Fee Wednesday” promotion, selling nearly 500,000 tickets to our shows in North America in the second quarter.

•	Our LiveNation.com network was ranked 7th by Nielsen NetView among the most-visited domestic music websites, with 4.3 million unique visitors in June 2009.

•

We continue the process of seeking regulatory approval for our pending merger with Ticketmaster Entertainment, Inc. and we currently expect that this transaction will be completed in the fourth quarter of 2009. For the second quarter of 2009, we incurred $14.9 million of acquisition expenses for this transaction. These costs are now required to be expensed under new accounting rules in 2009 and therefore reduced our operating income for the period.

Key operating metrics related to our business for the second quarter and six months ended June 30 are outlined below:

METRICS

(Unaudited; $ in millions except as noted)

Key Drivers	Q2 2009	Q2 2008	Variance	6 months 2009	6 months 2008	Variance
Global Music
Talent Costs and Other Event Direct Operating Expenses	$831.5	$881.7	(5.7)%	$1,200.0	$1,270.7	(5.6)%
Talent and Other Event Expenses as % of Total Revenue	81.1%	80.0%		80.0%	79.5%
Number of Live Rights (Concerts) (est.)	5,713	5,832	(2.0)%	10,153	10,313	(1.6)%
Total Attendance (est.)	13,124,000	13,462,000	(2.5)%	20,175,000	21,365,000	(5.6)%
Ancillary Revenue per Attendee - NA Music Amps only*	$18.28	$17.67	3.5%	$18.17	$17.77	2.2%
Total Revenue per Attendee	$78.16	$81.82	(4.5)%	$74.31	$74.83	(0.7)%
Sponsorship
Number of Sponsors - as of date (est.)	576	623	(7.5)%	576	623	(7.5)%
Sponsorship Revenue Recognized	$45.1	$45.1	0.1%	$66.1	$63.0	4.9%
Average Revenue per Sponsor (rounded, whole $)	$78,000	$72,000	8.3%	$115,000	$101,000	13.9%

*	Excludes rentals

FINANCIAL HIGHLIGHTS - 2nd QUARTER

(Unaudited)

	Q2 2009	Q2 2008	Growth
	$ in millions
Revenue
North American Music	$693.4	$691.8	0.2%
International Music	332.3	409.7	(18.9)%
Ticketing	20.2	7.3	**
Other	17.1	20.9	(18.2)%

	$1,063.0	$1,129.7	(5.9)%

				Margins
				Q2 2009	Q2 2008
Adjusted Operating Income (Loss)
North American Music	$29.1	$48.9	(40.5)%	4.2%	7.1%
International Music	24.6	23.7	3.9%	7.4%	5.8%
Ticketing	1.8	(2.7)	**	8.9%	(37.0)%
Other	5.9	3.8	55.3%	**	**
Corporate	(10.2)	(10.5)	2.5%

	$51.2	$63.2	(19.0)%	4.8%	5.6%

Operating Income (Loss)
North American Music	$6.7	$25.7	(73.9)%	1.0%	3.7%
International Music	14.5	15.9	(8.8)%	4.4%	3.9%
Ticketing	(1.4)	(4.3)	67.4%	(6.9)%	(58.8)%
Other	4.5	1.8	**	**	**
Corporate	(12.8)	(11.3)	(13.3)%

	11.5	27.8	(58.6)%	1.1%	2.5%

Acquisition Transaction Expenses:
Corporate	(14.9)	—	**

	$(3.4)	$27.8	**	(0.3)%	2.5%

The highlights of our financial information for the second quarter of 2009, as compared to the second quarter of 2008, are as follows:

Revenue change – Total decrease of $66.7 million, primarily driven by:

•	($86.3) million – Foreign exchange movements, primarily in International Music.

•	($14.6) million – Decrease in International Music related to the divestiture of F&P Italia.

•	$26.8 million – Acquisitions of De-Lux and Fantasma in North American Music and small acquisitions in International Music.

•	$12.9 million – Increase in Ticketing due to higher revenue from the launch of our new ticketing platform and related sponsorship revenue.

Adjusted Operating Income (Loss) change – Total decrease of $12.0 million, primarily driven by:

•	($7.6) million – Foreign exchange movements, primarily in International Music.

•	($19.8) million – Decline in North American Music primarily due to an overall decrease in events, primarily in clubs and theaters, partially offset by more arena shows which tend to have higher costs.

•	$6.3 million – Increase in International Music primarily due to strong stadium, arena and theater events, growth in festival results and the reopening of the O 2 Dublin.

•	$4.5 million – Increase in Ticketing due to higher net revenue from ticket service charges related to events that occurred during the second quarter of 2009, along with ticketing-related sponsorships.

Operating Income (Loss) change – Total decrease of $31.2 million, primarily driven by:

•	($12.0) million – Overall decrease in adjusted operating income (loss) noted above.

•

($3.9) million – Higher depreciation and amortization expense primarily due to increases in our International Music and Ticketing segments driven by the reopening of the O2 Dublin and the launch of our ticketing platform.

•

($14.9) million – Acquisition transaction expenses in Corporate which are now required to be expensed under new accounting rules in 2009. These costs are related to our planned merger with Ticketmaster.

FINANCIAL HIGHLIGHTS - SIX MONTHS ENDED JUNE 30

(Unaudited)

	6 months 2009	6 months 2008	Growth
	$ in millions
Revenue
North American Music	$1,015.6	$1,026.8	(1.1)%
International Music	483.7	571.9	(15.4)%
Ticketing	30.3	13.0	**
Other	32.7	50.7	(35.5)%

	$1,562.3	$1,662.4	(6.0)%

				Margins
				6 months 2009	6 months 2008
Adjusted Operating Income (Loss)
North American Music	$2.6	$25.0	(89.6)%	0.3%	2.4%
International Music	28.3	22.6	25.2%	5.8%	4.0%
Ticketing	(3.9)	(6.0)	35.0%	(12.9)%	(46.1)%
Other	10.9	10.1	7.7%	**	**
Corporate	(21.3)	(19.7)	(8.2)%

	$16.6	$32.0	(48.0)%	1.1%	1.9%

Operating Income (Loss)
North American Music	$(51.4)	$(19.8)	**	(5.1)%	(1.9)%
International Music	10.7	4.1	**	2.2%	0.7%
Ticketing	(10.6)	(8.2)	(29.3)%	(35.0)%	(63.0)%
Other	8.1	5.9	37.3%	**	**
Corporate	(26.0)	(24.5)	(6.1)%

	(69.2)	(42.5)	(62.8)%	(4.4)%	(2.6)%

Acquisition Transaction Expenses:
International Music	(0.1)	—	**
Corporate	(18.6)	—	**

	$(87.9)	$(42.5)	**	(5.6)%	(2.6)%

The highlights of our financial information for the six-month period ended June 30, 2009, as compared to the same period in 2008, are as follows:

Revenue change – Total decrease of $100.1 million, primarily driven by:

•	($134.9) million – Foreign exchange movements, primarily in International Music.

•

($38.3) million – Decline in North American Music primarily due to an overall decrease in events and attendance at theaters, clubs and other third-party venues, in addition to a decline in House of Blues special events.

•	($16.9) million – Decrease in International Music related to the divestiture of F&P Italia.

•	$38.0 million – Acquisitions of De-Lux and Fantasma in North American Music and DF Concerts and other small acquisitions in International Music.

•	$22.2 million – Increase in International Music driven by stronger promotion revenue, primarily in stadium, arena and theater events, improved festival performance and the reopening of the O2 Dublin.

•	$17.3 million – Increase in Ticketing due to the launch of our new ticketing platform, incremental sales from a new third-party venue and ticketing-related sponsorship revenue.

Adjusted Operating Income (Loss) change – Total decrease of $15.4 million, primarily driven by:

•	($8.9) million – Foreign exchange movements, primarily in International Music.

•	($22.4) million – Decline in North American Music primarily due to an overall decrease in events and attendance.

•	$9.9 million – Increase in International Music due to the reopening of the O2 Dublin, stronger promotion activity and improved festival performance in the United Kingdom.

•	$2.1 million – Improvement in Ticketing due to higher revenue from ticket service charges related to events that occurred during the first half of 2009, along with ticketing-related sponsorships.

Operating Income (Loss) change – Total decrease of $45.4 million, primarily driven by:

•	($15.4) million – Overall decrease in Adjusted Operating Income (Loss) noted above.

•

($18.7) million – Acquisition transaction expenses in Corporate and International Music which are now required to be expensed under new accounting rules in 2009. These costs are primarily related to our planned merger with Ticketmaster.

•

($13.0) million – Increase in depreciation and amortization expense primarily due to an impairment of $8.2 million recorded during the first quarter of 2009 related to an agreement to sell two theaters and a club in Boston, along with increased depreciation related to our ticketing and website platforms.

Other Information –

•

As of June 30, 2009, our cash and cash equivalents were $469.8 million and our total long-term debt was $791.5 million, including $77.0 million outstanding on our revolving credit facility. Free cash as of June 30, 2009 was ($91.7) million and free cash flow was $23.0 million for the second quarter of 2009 as compared to $31.2 million for the same period in 2008.

•

We have 576 local, national and international corporate sponsors as of June 30, 2009. We continue to expand our sponsorship relationships with key companies across the world such as Barclaycard, Microsoft IE8 and Comcast. By expanding into more strategic partnerships, we have reduced our overall number of sponsors but increased our average revenue per sponsor. For the first six months of 2009, our average revenue per sponsor increased by 14% as compared to the same period of the prior year.

•

For the six months ended June 30, 2009, maintenance capital expenditures were $8.7 million and capital expenditures for revenue generating projects were $16.0 million, a total decline of $51.4 million compared to last year due to the 2008 development and renovation of various venues, including the O2 Dublin, House of Blues clubs in Houston and Boston and the Academy Music Group venue expansion in Sheffield, along with the ticketing roll-out.

•	For the six months ended June 30, 2009, our net cash provided by operating activities was $322.9 million, an increase of $70.5 million over the same period in 2008.

About Live Nation:

Live Nation’s mission is to maximize the live concert experience. Our core business is producing, marketing and selling live concerts for artists via our global concert pipe. Live Nation is the largest producer of live concerts in the world, annually producing over 22,000 concerts for 1,600 artists in 33 countries. During 2008, the company sold over 50 million concert tickets and drove over 70 million unique visitors to LiveNation.com. Live Nation is transforming the concert business by expanding its concert platform into ticketing and building the industry’s first artist-to-fan vertically integrated concert platform. The company is headquartered in Los Angeles, California and is listed on the New York Stock Exchange, trading under the symbol LYV. For additional information about the company, please visit www.livenation.com/investors.

Conference Call:

The company will host a teleconference today, August 6th, 2009 at 5:00 p.m. Eastern Time, which can be accessed by dialing 888-603-6873 (U.S.) or 973-321-1019 (Int’l) and referencing passcode 20824615. To access the call via webcast, please visit the Investor Relations section of the company’s website at www.livenation.com/investors. Please visit the website approximately ten minutes prior to start time to ensure a connection. Additional statistical and financial information to be provided on the call, if any, will be posted supplementally under that same link. For those who are not available to listen to the live broadcast, a replay will be available shortly after the call on the Live Nation website through August 13, 2009.

Media Contact:	Investor Contacts:

John Vlautin	Linda Bandov
Live Nation, Inc.	Live Nation, Inc.
(310) 867-7000	(310) 867-7000
johnvlautin@livenation.com	lindabandov@livenation.com

Brad Edwards
Brainerd Communicators, Inc.
(212) 986-6667
edwards@braincomm.com

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(in thousands except share and per share data)

Revenue	$1,063,015	$1,129,735	$1,562,273	$1,662,424
Operating expenses:
Direct operating expenses	842,558	891,716	1,218,723	1,294,027
Selling, general and administrative expenses	161,070	166,669	308,275	321,066
Depreciation and amortization	36,885	33,042	80,298	67,271
Loss (gain) on sale of operating assets	(718)	—	(986)	449
Corporate expenses	11,778	10,474	25,094	22,115
Acquisition transaction expenses	14,877	—	18,735	—

Operating income (loss)	(3,435)	27,834	(87,866)	(42,504)
Interest expense	15,951	16,321	33,264	34,087
Interest income	(589)	(3,266)	(1,671)	(5,428)
Equity in (earnings) losses of nonconsolidated affiliates	(908)	1,396	(1,483)	1,108
Other expense (income) — net	(1,086)	(252)	609	(1,115)

Income (loss) from continuing operations before income taxes	(16,803)	13,635	(118,585)	(71,156)
Income tax expense (benefit):
Current	10,151	11,431	12,672	(5,552)
Deferred	(146)	2,641	(1,292)	5,662

Loss from continuing operations	(26,808)	(437)	(129,965)	(71,266)
Income (loss) from discontinued operations, net of tax	—	(2,456)	—	28,906

Net loss	(26,808)	(2,893)	(129,965)	(42,360)
Net income (loss) attributable to noncontrolling interests	390	(2,241)	(60)	(4,467)

Net loss attributable to Live Nation, Inc.	$(27,198)	$(652)	$(129,905)	$(37,893)

Basic net income (loss) per common share attributable to common stockholders:
Income (loss) from continuing operations attributable to Live Nation, Inc.	$(0.33)	$0.02	$(1.59)	$(0.89)
Income (loss) from discontinued operations attributable to Live Nation, Inc.	—	(0.03)	—	0.39

Net loss attributable to Live Nation, Inc.	$(0.33)	$(0.01)	$(1.59)	$(0.50)

Diluted net income (loss) per common share attributable to common stockholders:
Income (loss) from continuing operations attributable to Live Nation, Inc	$(0.33)	$0.02	$(1.59)	$(0.89)
Income (loss) from discontinued operations attributable to Live Nation Inc	—	(0.03)	—	0.39

Net loss attributable to Live Nation, Inc.	$(0.33)	$(0.01)	$(1.59)	$(0.50)

Weighted average common shares outstanding:
Basic	83,612,409	75,720,739	81,618,066	75,352,837

Diluted	83,612,409	76,791,658	81,618,066	75,352,837

CONSOLIDATED BALANCE SHEETS

	June 30, 2009	December 31, 2008
	(unaudited)	(audited)
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$469,830	$199,660
Accounts receivable, less allowance of $6,104 as of June 30, 2009 and $10,376 as of December 31, 2008	250,545	217,286
Prepaid expenses	524,526	194,355
Other current assets	53,942	28,517

Total Current Assets	1,298,843	639,818
PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements	1,015,719	990,433
Furniture and other equipment	282,315	260,524
Construction in progress	34,435	41,282

	1,332,469	1,292,239
Less accumulated depreciation	449,355	404,504

	883,114	887,735

INTANGIBLE ASSETS
Intangible assets — net	503,502	514,469
Goodwill	202,302	205,296
OTHER LONG-TERM ASSETS
Notes receivable, less allowance of $558 as of June 30, 2009 and $562 as of December 31, 2008	427	672
Investments in nonconsolidated affiliates	17,287	18,519
Other long-term assets	231,109	210,214

Total Assets	$3,136,584	$2,476,723

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$100,824	$53,563
Accrued expenses	472,785	378,992
Deferred revenue	894,089	225,664
Current portion of long-term debt	52,467	48,637
Other current liabilities	54,405	64,381

Total Current Liabilities	1,574,570	771,237
Long-term debt, net of discount	738,996	775,483
Other long-term liabilities	141,027	146,360
Series A and Series B redeemable preferred stock	40,000	40,000
Commitments and contingent liabilities
STOCKHOLDERS’ EQUITY
Common stock	859	785
Additional paid-in capital	1,088,112	1,063,564
Retained deficit	(503,511)	(373,606)
Cost of shares held in treasury	(9,514)	(7,861)
Accumulated other comprehensive loss	(1,245)	(961)

Total Live Nation, Inc. stockholders’ equity	574,701	681,921
Noncontrolling Interests	67,290	61,722

Total Stockholders’ Equity	641,991	743,643

Total Liabilities and Stockholders’ Equity	$3,136,584	$2,476,723

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2009	2008
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(129,965)	$(42,360)
Reconciling items:
Depreciation	54,539	37,914
Amortization of intangibles	25,759	29,853
Deferred income tax expense (benefit)	(1,292)	5,662
Amortization of debt issuance costs	1,712	1,456
Amortization of debt discount	4,298	3,900
Non-cash compensation expense	6,525	5,864
Gain on sale of operating assets	(986)	(21,117)
Equity in losses (earnings) of nonconsolidated affiliates	(1,483)	1,425
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	(41,119)	(100,290)
Increase in prepaid expenses	(315,819)	(177,960)
Increase in other assets	(45,023)	(55,857)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	138,211	33,261
Increase in deferred revenue	627,574	530,607
Increase (decrease) in other — net	—	43

Net cash provided by operating activities	322,931	252,401
CASH FLOWS FROM INVESTING ACTIVITIES
Collection of notes receivable	316	88
Advances to notes receivable	(132)	—
Distributions from nonconsolidated affiliates	2,119	3,799
Investments made in nonconsolidated affiliates	(654)	(250)
Purchases of property, plant and equipment	(24,637)	(76,082)
Proceeds from disposal of operating assets, net of cash divested	16,478	23,127
Cash paid for acquisitions, net of cash acquired	(13,030)	(31,315)
Purchases of intangible assets	(7,763)	(5,981)
Decrease (increase) in other — net	165	(4)

Net cash used in investing activities	(27,138)	(86,618)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net of debt issuance costs	235,200	18,748
Payments on long-term debt	(283,808)	(81,945)
Contributions from noncontrolling interest partners	—	8,847
Distributions to noncontrolling interest partners	(301)	(402)
Issuance of treasury stock	1,553	—
Payments for purchases of common stock	(5,803)	(3,628)

Net cash used in financing activities	(53,159)	(58,380)
Effect of exchange rate changes on cash and cash equivalents	27,536	6,974

Net increase (decrease) in cash and cash equivalents	270,170	114,377
Cash and cash equivalents at beginning of period	199,660	338,991

Cash and cash equivalents at end of period	$469,830	$453,368

Forward-Looking Statements, Non-GAAP Financial Measures and Reconciliations:

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding the potential health and growth of Live Nation’s business, including its prospects for the third quarter and full year 2009 and the anticipated benefits of its “No Service Fee” promotions; the company’s anticipated achievement of its strategic objectives; the company’s anticipated earnings growth during 2009; the company’s planned capital expenditures and potential sales of select non-strategic assets; the company’s anticipated debt reduction and improved operating leverage; and the anticipated timing of the closing of the company’s pending merger with Ticketmaster Entertainment, Inc. Live Nation wishes to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to operational challenges in achieving strategic objectives and executing on the company’s plans, the risk that the company’s markets do not evolve as anticipated, the potential impact of the economic slowdown and operational challenges associated with selling tickets and staging events.

Live Nation refers you to the documents it files from time to time with the U.S. Securities and Exchange Commission, or SEC, specifically the section titled “Item 1A. Risk Factors” of the company’s most recent Annual Report filed on Form 10-K and Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in the company’s projections or forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. All subsequent written and oral forward-looking statements by or concerning Live Nation are expressly qualified in their entirety by the cautionary statements above. Live Nation does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided below.

Adjusted Operating Income (Loss) is a non-GAAP financial measure that the company defines as operating income (loss) before acquisition transaction expenses, depreciation and amortization, loss (gain) on sale of operating assets and non-cash compensation expense. The company uses Adjusted Operating Income (Loss) to evaluate the performance of its operating segments. The company believes that information about Adjusted Operating Income (Loss) assists investors by allowing them to evaluate changes in the operating results of the company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. Adjusted Operating Income (Loss) is not calculated or presented in accordance with U.S. generally accepted accounting principles. A limitation of the use of Adjusted Operating Income (Loss) as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in the company’s business. Accordingly, Adjusted Operating Income (Loss) should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with U.S. GAAP. Furthermore, this measure may vary among other companies; thus, Adjusted Operating Income (Loss) as presented herein may not be comparable to similarly titled measures of other companies.

Free Cash Flow is a non-GAAP financial measure that the company defines as Adjusted Operating Income (Loss) less net cash interest expense, less cash taxes, less maintenance capital expenditures, less distributions to noncontrolling interest partners plus distributions from investments in nonconsolidated affiliates net of contributions to investments in nonconsolidated affiliates. The company uses free cash flow, among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than maintenance capital expenditures. The company believes that information about free cash flow provides investors with an important perspective on the cash available to service debt and make acquisitions. Free cash flow is not calculated or presented in accordance with U.S. generally accepted accounting principles. A limitation of the use of free cash flow as a performance measure is that it does not necessarily represent funds available for operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash flow should be considered in addition to, and not as a substitute for, operating income (loss) and other measures of financial performance reported in accordance with U.S. GAAP. Furthermore, this measure may vary among other companies; thus, free cash flow as presented above may not be comparable to similarly titled measures of other companies.

Free Cash is a non-GAAP financial measure that the company defines as cash and cash equivalents less event-related deferred revenue, less accrued artist fees, less collections on behalf of others plus prepaids related to artist settlements and events. The company uses free cash as a proxy for how much cash it has available to, among other things, optionally repay debt balances, make acquisitions and finance venue and other revenue generating expenditures. Free cash is not calculated or presented in accordance with U.S. generally accepted accounting principles. A limitation of the use of free cash as a performance measure is that it does not necessarily represent funds available for operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash should be considered in addition to, and not as a substitute for, cash and cash equivalents and other measures of financial performance reported in accordance with U.S. GAAP. Furthermore, this measure may vary among other companies; thus, free cash as presented herein may not be comparable to similarly titled measures of other companies.

Reconciliations of Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Adjusted Operating Income (Loss) to Operating Income (Loss)

($ in millions)	Adjusted operating income (loss)	Non-cash compensation expense	Loss (gain) on sale of operating assets	Depreciation and amortization	Acquisition transaction expenses	Operating income (loss)

	Three months ended June 30, 2009

North American Music	$29.1	$0.7	$(0.8)	$22.5	$—	$6.7
International Music	24.6	0.7	0.1	9.3	—	14.5
Ticketing	1.8	0.1	—	3.1	—	(1.4)
Other	5.9	—	—	1.4	—	4.5
Corporate	(10.2)	2.0	—	0.6	14.9	(27.7)

Total Live Nation	$51.2	$3.5	$(0.7)	$36.9	$14.9	$(3.4)

	Three months ended June 30, 2008

North American Music	$48.9	$2.3	$(0.1)	$21.0	$—	$25.7
International Music	23.7	0.1	—	7.7	—	15.9
Ticketing	(2.7)	—	—	1.6	—	(4.3)
Other	3.8	—	—	2.0	—	1.8
Corporate	(10.5)	—	0.1	0.7	—	(11.3)

Total Live Nation	$63.2	$2.4	$—	$33.0	$—	$27.8

	Six months ended June 30, 2009

North American Music	$2.6	$1.8	$(0.9)	$53.1	$—	$(51.4)
International Music	28.3	0.8	(0.1)	16.9	0.1	10.6
Ticketing	(3.9)	0.1	—	6.6	—	(10.6)
Other	10.9	—	—	2.8	—	8.1
Corporate	(21.3)	3.8	—	0.9	18.6	(44.6)

Total Live Nation	$16.6	$6.5	$(1.0)	$80.3	$18.7	$(87.9)

	Six months ended June 30, 2008

North American Music	$25.0	$3.9	$(0.1)	$41.0	$—	$(19.8)
International Music	22.6	0.3	—	18.2	—	4.1
Ticketing	(6.0)	0.2	—	2.0	—	(8.2)
Other	10.1	—	(0.1)	4.3	—	5.9
Corporate	(19.7)	2.4	0.6	1.8	—	(24.5)

Total Live Nation	$32.0	$6.8	$0.4	$67.3	$—	$(42.5)

Reconciliation of Adjusted Operating Income (Loss) to Free Cash Flow

($ in millions)		Q2 2009	Q2 2008
Adjusted operating income		$51.2	$63.2
Less:	Cash interest expense — net	(12.3)	(10.4)
	Cash taxes	(10.2)	(9.9)
	Maintenance capital expenditures	(5.7)	(12.8)
	Distributions to noncontrolling interest partners	(0.3)	(0.2)
Distributions from (contributions to) investments in nonconsolidated affiliates		0.3	1.3

	Free cash flow	$23.0	$31.2

($ in millions)		6 months 2009	6 months 2008
Adjusted operating income		$16.6	$32.0
Less:	Cash interest expense — net	(25.6)	(23.3)
	Cash taxes	(12.7)	(13.5)
	Maintenance capital expenditures	(8.7)	(19.0)
	Distributions to noncontrolling interest partners	(0.3)	(0.4)
Distributions from (contributions to) investments in nonconsolidated affiliates		1.5	3.5

	Free cash flow	$(29.2)	$(20.7)

Reconciliation of Cash and Cash Equivalents to Free Cash

($ in millions)	June 30, 2009
Cash and cash equivalents	$469.8
Deferred revenue – event related	$(838.8)
Accrued artist fees	$(20.7)
Collections on behalf of others	$(82.8)
Prepaids related to artist settlements/events	$380.8

Free cash	$(91.7)